UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 15, 2012

Tootie Pie Company, Inc.
(Exact name of registrant as specified in its charter)

NV	333-135702	72-1602919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

129 Industrial Drive, Boerne, TX 78006
(Address of principal executive offices)(Zip Code)

(210) 737-6600
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant

Effective October 9, 2012, the client auditor relationship between Tootie Pie Company, Incorporated (the "Company") and M&K CPAS, PLLC ("M&K") has been terminated by M&K.. As per a previous Form 8K M&K was  retained on or about May 22, 2012.  The Company filed a 10K on October 5, 2012 that was not audited or reviewed by M&K CPAS, PLLC even though they were the auditor of record at the time. Subsequent to M&K 's resignation and prior to this 8K being submitted  a form 10Q was filed by the Company which was also not reviewed by M&K.

There have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K during the year ended March 31, 2012, except for M&K informing the Company that they believe there were material errors within the Company's 10K filed on October 5th. “Material errors” is defined as any adjusting entry involving a dollar amount in excess of 5% of the resulting net loss or $40,000.00 dollars.

The Company has authorized M&K to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company's independent accountant. The Company has requested that M&K review the disclosure and M&K has been given an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respect in which it does not agree with the statements made by the Company herein. Such letter is filed as an exhibit to this Report.

Exhibit No.	Description

16.1*	Letter from M&K CPAS, PLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOOTIE PIE COMPANY, INC.

Date: October 15, 2012	By:	/s/ Don L. Merrill
Don L. Merrill
Chief Executive Officer